Exhibit 99.1

At Fenix Parts:
Scott Pettit
Chief Financial Officer
scottpettit@fenixparts.com

Investor and Media Inquiries:
Chris Kettmann
773-497-7575
ckettmann@lincolnchurchilladvisors.com

Fenix Parts Files First Quarter 2017 Form 10-Q

First Quarter 2017 Highlights

•
Net revenues increased sequentially by 3% to $34.1 million, compared to fourth quarter 2016 net revenues of $33.2 million, and increased by 6% compared to net revenues for the first quarter of 2016 of $32.2 million. The sequential revenue increase was driven by higher scrap metal sales.

•
Gross Profit Margin of 39.7% declined slightly from fourth quarter of 2016 Gross Profit Margin of 41.4%. As discussed previously, management of the Company believes Gross Profit Margin should be viewed on an annual basis due to periodic interim inventory adjustments that impact the figure, both positively and negatively, as application of the retail method of accounting for inventories is complex.

•
Net Loss of $39.4 million, which includes significant non-cash amortization and other charges, including a goodwill impairment charge of $37.1 million. The extensive goodwill impairment evaluation process led to an extended delay in the Company’s first quarter 2017 Form 10-Q filing.

•	Operating Loss of $39.9 million and Adjusted Operating Loss of $0.8 million, as reflected in the Non-GAAP Reconciliation table below.

WESTCHESTER, IL – October 31, 2017 - Fenix Parts, Inc. (Nasdaq: FENX), a leading recycler and reseller of original equipment manufacturer (“OEM”) automotive products, today announced first quarter 2017 results.

Net Revenues
Consolidated net revenues of Fenix Parts were $34.1 million for the first quarter of 2017, compared to $33.2 million in the fourth quarter of 2016, and $32.2 million in the first quarter of 2016. Sales of recycled OEM products were $29.2 million for the first quarter of 2017, up slightly from $29.1 million in the fourth quarter of 2016 and an increase compared to $28.3 million in the first quarter of 2016. Sales from other ancillary products, representing the sale of commodities including scrap metal, were $4.9 million in the first quarter of 2017, compared to $4.1 million in the fourth quarter of 2016, and $3.9 million in the first quarter of 2016. Total net revenues (including scrap) from the Company’s Canadian operations were $4.7 million in the first quarter of 2017, compared to $3.5 million for the fourth quarter of 2016 and $4.1 million in the first quarter of 2016.

The following table provides a breakdown of net revenues for the first quarter of 2017, compared to the fourth quarter of 2016 and the first quarter of 2016.

Fenix Parts Net Revenue Summary (in $US, millions)

	First Quarter 2017 (Unaudited)	Fourth Quarter 2016 (Unaudited)	First Quarter 2016 (Unaudited)

Recycled OE parts and related products
US locations – Founding Companies	$23.8	$23.6	$22.6
Canadian locations	3.5	3.5	2.9
Subsequently acquired US locations	8.8	8.5	7.2
Gross parts revenue	36.1	35.6	32.7
Other ancillary products (including scrap metal)	4.9	4.1	3.9
Intercompany sales eliminations	(6.9)	(6.5)	(4.4)
Net revenue	$34.1	$33.2	$32.2

For the second quarter of 2017, the Company expects to report net revenues of approximately $32 million.

On April 6, 2017, a fire occurred at the Company’s facility in Scarborough (Toronto), Ontario. Although the building and contents, including computer equipment and some accounting records, were completely destroyed, no employees were injured and none of the inventory of vehicles on the premises were impacted.

Losses associated with the fire are covered under the Company’s property and business interruption insurance, with coverage being subject to deductibles, limits and certain exclusions. However, management estimates that this event adversely impacted net revenues by approximately $2 million in the second quarter of 2017. For further information, refer to the “Subsequent Events” note to the condensed consolidated financial statements in the Form 10-Q filing for the quarter ended March 31, 2017.

Operating Loss
Reported Operating Loss for the first quarter of 2017 was $39.9 million, driven by a goodwill impairment of $37.1 million and the impact of higher general and administrative expenses, including professional fees of $2.7 million as compared to $1.7 million in the fourth quarter of 2016 and $2.2 million in the first quarter of 2016. Net Loss, after a $1.1 million benefit for income taxes, was $39.4 million. After net adjustments of $39.1 million, Adjusted Operating Loss was $0.8 million for the first quarter of 2017. The adjustments, and their effect on reported Operating Income, are described in the bullets points, and demonstrated in the Non-GAAP Reconciliation Table, below:

•	Depreciation and amortization expense was $1.3 million during the first quarter, including $0.2 million allocated to Cost of Goods Sold;

•	Share-based compensation attributable to equity awards was $0.4 million for the first quarter;

•	Interest paid in kind during the first quarter was $0.1 million;

•	Deferral of revenue related to warranties increased in the first quarter by $0.2 million;

•	The non-cash portion of rent expense was $0.2 million for the first quarter, primarily due to the straight lining of rent expense;

•	The expected payout of contingent consideration was reduced by $0.2 million in the first quarter; and

•
Goodwill impairment charge of $37.1 million in the first quarter, which represented the remaining goodwill on the Company’s balance sheet (see Note 11 of notes to the condensed consolidated financial statements in the Company’s Form 10-Q for the quarter ended March 31, 2017, for additional details).

Fenix Parts Inc.
Non-GAAP Reconciliation (in $US, millions)

First Quarter
2017
Operating loss	$(39.9)
Depreciation and amortization	1.3
Share-based compensation expense	0.4
Interest paid in kind	0.1
Deferred warranty	0.2
Non-cash rent expense	0.2
Change in the estimated fair value of contingent consideration liabilities	(0.2)
Goodwill impairment	37.1
Adjusted operating loss	$(0.8)

While included in non-cash items on the Company’s statement of cash flows for the current period, several items above, such as settlement of contingent consideration liabilities, could have an impact on the Company’s cash flow in the future.

For additional information regarding the items mentioned above, please see the notes to the condensed consolidated financial statements and MD&A sections of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017.

Default Under Credit Facility and Bank Forbearance Agreement Update
Since June 30, 2016, the Company’s failure to deliver quarterly reports on a timely basis and its failure to comply with certain financial covenants have triggered defaults under the Credit Facility with BMO Harris Bank N.A. (see the discussion below and in Note 4 of notes to the condensed consolidated financial statements in the Company’s Form 10-Q for the quarter ended March 31, 2017, for additional details.) As a result, the Company is required to reflect all of its Credit Facility debt of approximately $21 million (after capitalized debt issuance costs) as a current liability in the attached balance sheets as of March 31, 2017 and December 31, 2016.

The Company’s failure to comply with the Credit Facility’s financial covenants during this period was due primarily to:

(i) lower asset values as a result of reductions during 2016 to the aggregate estimated fair value of acquired inventory, which reduced the Company’s Borrowing Base for covenant calculations;
(ii) limits on certain non-cash adjustments to calculate EBITDA for covenant compliance; and
(iii) lower than forecasted EBITDA during 2016 and the first quarter of 2017 due to a shortfall in revenue and higher operating expenses, including significant accounting, legal, auditing, and other fees.

Management has been and remains highly focused on maximizing cash flows from operations and, to the extent possible, minimizing the cost of outsourced professional services.

On March 27, 2017, the Company entered into a Forbearance Agreement (the "Forbearance Agreement") to its Credit Facility with BMO Harris Bank N.A. and its Canadian affiliate, Bank of Montreal (collectively, “BMO”). The Forbearance Agreement was amended on June 23, 2017. Under the amended Forbearance Agreement, the lenders agreed to refrain from exercising their rights and remedies under the Credit Facility with respect to the Company’s non-compliance with applicable financial and other covenants and any further non-compliance with such covenants. The Forbearance Agreement, as amended, also permitted the Company to add certain quarterly interest payments otherwise due for the first and second quarter of 2017 to the principal amount of debt outstanding and defer the principal payments that were otherwise due on March 31, 2017 and June 30, 2017 to the end of the forbearance period, which was August 31, 2017. The Company did not make the payments at such time, as management is negotiating with BMO to extend the Forbearance Agreement through December 31, 2017.

If the Company is unable to reach further agreement with BMO to extend the forbearance period and/or obtain waivers or amendments to the existing Credit Facility, find acceptable alternative financing, obtain equity contributions or arrange a business combination, the lenders could elect to declare some or all of the amounts outstanding under the Credit Facility to be immediately due and payable. If this happens, the Company does not expect to have sufficient liquidity to pay the outstanding amounts under of the Credit Facility. In addition, the Company has significant obligations under contingent consideration agreements related to certain acquired companies, and it will need access to additional credit to be able to satisfy these obligations. As a result, substantial doubt exists regarding the ability of the Company to continue as a going concern.

As previously announced, in the first quarter of 2017, the Board of Directors of the Company engaged Stifel, Nicolaus & Co., Inc., a subsidiary of Stifel Financial Corp. (NYSE: SF), to advise the Board and Company management and to assist in pursuing a range of potential strategic and financial transactions that will provide the Company with improved liquidity and maximize shareholder value. Stifel has been identifying and evaluating potential alternatives, including a business combination, debt and equity financing or a strategic investment into the Company, and is reporting directly to a special committee of independent directors established to oversee and coordinate these activities. The Board has not set a definitive timetable for completion of this process. There can be no assurance that this process will result in a transaction or other strategic alternative of any kind. The Company does not intend to disclose developments or provide updates on the progress or status of this process unless it deems further disclosure is appropriate or required.

Outlook
Kent Robertson, CEO of Fenix Parts, commented, “In the first quarter of 2017, our core OEM parts business continued to perform, supported by positive industry dynamics, higher commodity prices and our team’s focus on meeting the needs of our customers. Although we continue to face challenges due to our strained liquidity position, high professional fees and the inability to borrow under our existing Credit Facility, we are working closely with our bank lender and will continue to execute our business plan.”

Company management will not be hosting a conference call to discuss first quarter 2017 results.

About Fenix Parts
Fenix Parts is a leading recycler and reseller of original equipment manufacturer (“OEM”) automotive products. The company’s primary business is auto recycling, which is the recovery and resale of OEM parts, components and systems reclaimed from damaged, totaled or low value vehicles. Customers include collision repair shops (body shops), mechanical repair shops, auto dealerships and individual retail customers. Fenix provides its customers with high-quality recycled OEM products, extensive inventory and product availability, responsive customer service and fast delivery.

Fenix was founded in 2014 to create a network that offers sales, fulfillment and distribution in key regional markets in the United States and Canada. The Fenix companies have been in business an average of more than 25 years and currently operate from 16 locations throughout the Eastern U.S. and in Ontario, Canada.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected, expressed, or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by use of words such as "may, will, should, anticipates, believes, expects, plans, future, intends, could, estimate, predict, projects, targeting, potential or contingent," the negative of these terms or other similar expressions. Our actual results could differ materially from those discussed or implied herein.

We caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties included in the recently-filed 2016 Annual Report on Form 10-K, which include, among other things:

•	Lack of liquidity materially adversely affecting our ability to continue as a going concern if we are unable to execute on the development of a strategic alternative to improve liquidity;

•	Our relatively short operating history and our ability to successfully integrate our operating subsidiaries ("Subsidiaries"), and those subsidiaries we may acquire;

•	Reduced liquidity and market price of our stock due to trading on Pink Sheets, instead of being listed on a national securities exchange;

•	Our ability to satisfy our debt obligations and to operate in compliance with our financing agreements;

•	Our ability to successfully locate and acquire additional businesses that provide recycled OEM automotive products and our ability to successfully integrate acquired companies with our business;

•	Our ability to acquire additional businesses that may require financing that we are unable to obtain on acceptable terms, or at all;

•	Our success in managing internal growth;

•	Variations in the number of vehicles sold, vehicle accident rates, miles driven and the age of vehicles in accidents;

•	Competition from vehicle replacement part companies, including but not limited to those that provide recycled parts;

•	Our ability to maintain our relationships with auto body shops, insurers, other customers and with auction companies from which we purchase our salvage vehicles;

•	Our compliance and our Subsidiaries' past compliance with environmental laws and regulations and federal, state and local operating and permitting requirements;

•
Known environmental liabilities at the facility we have been leasing in Toronto, Ontario since 2015, associated with groundwater and surface water contamination as a result of historical releases and a petroleum hydrocarbon spill in November 2010, which liability we did not assume;

•	Potential for significant impairment of goodwill and intangibles;

•	Fluctuations in the prices of scrap metal and other metals;

•	Changes in the exchange rate for the Canadian Dollar;

•	Changes in the national, provincial or state laws and regulations affecting our business;

•	Disruptions in the information technology systems on which our business relies;

•	Damage to our business and reputation in the event of an unfavorable outcome to an ongoing SEC inquiry which commenced in September 2016;

•	Securities class action litigation filed in 2017 due to the decline in our stock price;

•
The impact of a fire in April 2017 at our Toronto Facility and a subsequent order by a Director of the Ontario Ministry of the Environment and Climate Change that we must submit a plan for approval prior to recommencing operations; and

•	Material weaknesses in our internal control over financial reporting.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the way we expect. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

Use of Non-GAAP Financial Measures
Fenix Parts, Inc. provides investors with the non-GAAP financial measure of adjusted operating income (loss) in addition to the traditional GAAP operating performance measure of operating income (loss) as part of its overall assessment of its performance. A reconciliation of operating income (loss) to adjusted operating income (loss) is included in the table above.

Fenix Parts, Inc.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)	March 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$1,080	$738
Accounts receivable, net	6,887	7,203
Inventories	32,703	32,568
Prepaid expenses and other current assets	671	435
Total current assets	41,341	40,944
Property and equipment, net	9,636	10,089
Goodwill	—	37,027
Intangible assets, net	31,412	32,211
Indemnification receivables	2,043	2,009
Other non-current assets	3,068	3,117
TOTAL ASSETS	$87,500	$125,397

LIABILITIES
Current liabilities:
Accounts payable	$4,610	$4,955
Accrued expenses	6,361	4,800
Current portion of debt under Credit Facility	21,255	21,094
Contingent consideration liabilities	6,963	7,156
Other current liabilities	2,232	1,899
Total current liabilities	41,421	39,904
Deferred income tax liabilities	7,227	8,170
Reserve for uncertain tax positions	2,215	2,180
Other non-current liabilities	4,723	4,514
Total non-current liabilities	14,165	14,864
TOTAL LIABILITIES	55,586	54,768

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Common stock, $0.001 par value; 30,000,000 shares authorized; 20,130,274 and 20,038,489 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	20	20
Additional paid-in capital	139,824	139,193
Accumulated other comprehensive loss	(3,233)	(3,328)
Accumulated deficit	(113,097)	(73,656)
Total Fenix Parts, Inc. shareholders’ equity before noncontrolling interest	23,514	62,229
Noncontrolling interest	8,400	8,400
Total shareholders’ equity	31,914	70,629
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$87,500	$125,397

Fenix Parts, Inc.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Three Months Ended March 31,
(In thousands, except share data)	2017	2016
Net revenues	$34,075	$32,182
Cost of goods sold	20,543	17,082
Gross profit	13,532	15,100
Selling, general and administrative expenses	12,839	12,364
Outside service and professional fees	2,732	2,185
Depreciation and amortization	1,098	1,207
Change in fair value of contingent consideration	(221)	(4,005)
Change in indemnification receivables	(35)	2,089
Goodwill impairment	37,068	45,300
Operating loss	(39,949)	(44,040)

Interest expense	(657)	(255)
Other income, net	63	92
Loss before income tax benefit	(40,543)	(44,203)
Income tax benefit	1,102	2,841
Net loss	$(39,441)	$(41,362)
Foreign currency translation adjustment	95	1,626
Net comprehensive loss	$(39,346)	$(39,736)

Loss per share available to common shareholders:
Basic and Diluted	$(1.86)	$(1.99)

Weighted average common shares outstanding:
Basic and Diluted	20,124,099	19,664,345